UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 2, 2016

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, in October 2012, Apogee Enterprises, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (as amended, the “Existing Agreement”), dated October 19, 2012, among the Company, the Lenders from time to time party to the Existing Agreement, and Wells Fargo Bank, National Association, as administrative agent for the Lenders and swingline lender, and Wells Fargo Bank National Association and Comerica Bank as issuers of letters of credit. The Existing Agreement was amended (i) on November 20, 2013 by Amendment No. 1 to the Existing Agreement (“Amendment No. 1”), by and among the Company, the Lenders (as defined therein), and Wells Fargo Bank, National Association, as administrative agent for the Lenders and swingline lender, and Wells Fargo Bank National Association and Comerica Bank as issuers of letters of credit and (ii) on December 17, 2014, by Amendment No. 2 to the Existing Agreement (“Amendment No. 2”), dated as of December 17, 2014, by and among the Company, the Lenders (as defined therein), and Wells Fargo Bank, National Association, as administrative agent for the Lenders and swingline lender, and Wells Fargo Bank National Association and Comerica Bank as issuers of letters of credit.

The Existing Agreement created a committed, revolving credit facility in the amount of $125 million (subject to increase under the Existing Agreement to an amount not exceeding $200 million) with a maturity date of December 17, 2019. The credit facility included a letter of credit facility in the amount of up to $40 million, the outstanding amounts of which decrease the available commitment.

On November 2, 2016, the Company amended and restated the Existing Agreement by entering into a Second Amended and Restated Credit Agreement (the “Amended Agreement”), dated as of November 2, 2016, among the Company, the Lenders from time to time parties to the Amended Agreement, Wells Fargo Bank, National Association, as administrative agent for the Lenders, swingline lender, and Wells Fargo Bank, National Association and U.S. Bank National Association as issuers of letters of credit, and U.S. Bank National Association as Syndication Agent.

Consistent with the Existing Agreement, under the Amended Agreement, the Company may elect the borrowings to bear interest at one of two rates. First, borrowings under the Amended Agreement may be made at an interest rate per annum equal to the sum of the Applicable Margin (which is calculated based upon the Company’s debt-to-EBITDA ratio) and the LIBOR Rate (as defined in the Amended Agreement). Second, borrowings under the Amended Agreement may be made at an interest rate per annum equal to the sum of the Base Rate (which is a rate per annum equal to the greatest of (i) the interest rate announced by the administrative agent as its prime rate, (ii) the sum of 0.50% per annum and the federal funds rate in effect on such day, and (iii) LIBOR (as defined in the Amended Agreement) plus 1.00%) in effect from time to time, and the Applicable Margin.

The Amended Agreement also amended the terms of the Existing Agreement in the following respects:

●	The amount of the revolving credit facility was increased to $175 million.

●	The amount of the letter of credit facility was increased to $70 million.

●	The maturity of the credit facility was extended to November 2, 2021, five years from the date of the Amended Agreement. The Existing Agreement would have expired on December 17, 2019.

●	The permitted Leverage Ratio (as defined in the Amended Agreement) was increased to 3.25 to 1.0.

●

The Company is now required to maintain an Interest Coverage Ratio of no less than 3.0 to 1.0. The Company’s Interest Coverage Ratio is the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to the date of determination to (b)

Interest Expense (as defined in the Amended Agreement) for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

●	The Incremental Loans provisions were amended to increase the total aggregate principal amount of additional loans allowed to $100 million.

●	Several other covenants were amended to be less restrictive, including an increase in the amount of certain permitted indebtedness of any Canadian subsidiary, an increase in the permitted amount of general investments, an increase in the permitted amount of joint venture investments, and an increase in the permitted amount of certain liens.

No other provisions of the Existing Agreement were materially amended by the Amended Agreement.

Consistent with the Existing Agreement, the Amended Agreement provides that the Company may not be a party to any merger, consolidation or share exchange, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets or property, or in any event sell or discount any of its notes or accounts receivable, or permit any subsidiary to do so; provided, however, that the foregoing restriction does not apply to or operate to prevent (i) the Company being a party to any merger where the Company is the surviving person if, after giving effect to such merger, no Default or Event of Default (both as defined in the Amended Agreement) would then exist, (ii) any subsidiary merging into the Company, being a party to any merger that does not involve the Company where such subsidiary is the surviving person, or being party to an otherwise permitted merger if, after giving effect to such merger, no Default or Event of Default would then exist, (iii) the Company or any subsidiary selling its inventory in the ordinary course of its business, (iv) any dissolution of an inactive subsidiary that would not have a Material Adverse Effect (as defined in the Amended Agreement), if, after giving effect to such dissolution, no Default or Event of Default would then exist, and (v) any Like-Kind Exchange (as defined in the Amended Agreement).

Consistent with the Existing Agreement, the Amended Agreement places certain limitations on the payment of cash dividends. It provides that the Company may not declare any dividends (other than dividends payable in capital stock of the Company) on any shares of any class of its capital stock, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company, unless, immediately after giving effect to such action, there shall not have occurred any Default or Event of Default that is continuing.

Amounts due under the Amended Agreement may be accelerated upon an Event of Default, such as a breach of a representation or covenant or the occurrence of bankruptcy, if not otherwise waived or cured.

Wells Fargo Bank, National Association and certain lenders that are parties to the Agreement have provided, from time to time, and may continue to provide, commercial banking, transfer agent, financial and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The foregoing description of the Existing Agreement and Amended Agreement is not complete and is qualified in its entirety by reference to the Existing Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2012, Amendment No. 1, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 25, 2013, Amendment No. 2, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on December 23, 2014, and the Amended Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Current Report on Form 8-K, on November 2, 2016, the Company entered into the Second Amended and Restated Credit Agreement, dated as of November 2, 2016, among the Company, the Lenders from time to time party to the Amended Agreement, Wells Fargo Bank, National Association, as administrative agent for the Lenders and swingline lender, and Wells Fargo Bank, National Association and U.S. Bank National Association as issuers of letters of credit, and U.S. Bank National Association as Syndication Agent. No amounts have been borrowed under this facility. Schedule 3.1 to the attached Amended Agreement provides information regarding existing letters of credit under the facility. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amended and Restated Credit Agreement, dated as of November 2, 2016, by and among Apogee Enterprises, Inc., as the Borrower, the Lenders referred to therein, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and U.S. Bank National Association, as Syndication Agent and Issuing Lender.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ James S. Porter
James S. Porter Executive Vice President and Chief Financial Officer

Date: November 4, 2016

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amended and Restated Credit Agreement, dated as of November 2, 2016, by and among Apogee Enterprises, Inc., as the Borrower, the Lenders referred to therein, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and U.S. Bank National Association, as Syndication Agent and Issuing Lender.*

*	Filed herewith.